Exhibit 99.1
September 10, 2007 — Frequently Asked Questions and Answers — (FAQ’s)
From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs related to the Company’s financing plans for the Organon BioSciences acquisition.

Q	What are your plans for financing the 11 billion Euro acquisition of Organon BioSciences?

A	At current exchange rates, the purchase price of 11 billion Euros approximates 15 billion US dollars.

From the time the transaction was announced, Schering-Plough has planned to finance the purchase on a permanent basis with a mix of cash on hand, equity and debt of varying maturities.

The Company has taken steps toward permanent financing with the issuance of approximately $4 billion of equity in the form of common stock and mandatory convertible preferred stock in August 2007.

The Company also plans to use approximately $5 billion of existing cash and short-term investments.

The Company intends to finance the remaining portion of the purchase price with approximately $6 billion of debt. We expect that the debt will include a mix of bank debt and 3-to 30 year term debt in Europe and/or the U.S.

Q	When do you plan to issue the debt?

A	While the Company has a committed bridge facility that can be used to close the transaction, the Company intends to issue debt before the end of 2007 pending market conditions, including prevailing interest rates in the U.S. and Europe.

Q	Did the underwriters of the equity offering exercise their option on the over-allotment? How does this impact your share count?

A	The underwriters exercised in full their option to a 15% over-allotment on the common share issuance. As a result, a total of 57.5 million common shares were issued on August 15, 2007.

The underwriters did not exercise their option on the mandatory convertible preferred stock offering. As a result, 10 million shares of mandatory convertible stock were issued on August 15, 2007.

Q	How will the 2007 preferred stock offering impact the preferred dividend line on the income statement in the third quarter of 2007? How will it impact the fourth quarter and beyond?

A	The preferred stock issued in August 2007 carries a 6% dividend payable quarterly. The dividend is expected to be $38 million per quarter.

Since the 2007 offering closed on August 15, the dividend accrued in the third quarter will only reflect a partial quarter. The dividend for the 2007 mandatory convertible preferred stock will be $19 million in the third quarter.

Keep in mind that the mandatory conversion date for the 2004 preferred stock is September 14, 2007. As a result, the 2004 preferred dividend will be $18 million in the third quarter. Thereafter, there will be no additional preferred dividend for the 2004 preferred stock.

The total preferred dividend in the third quarter of 2007 is expected to be $37 million.

Beginning in the fourth quarter 2007 until the mandatory conversion date of August 13, 2010, the preferred quarterly dividend is expected to be $38 million.

Q	What is the status of the regulatory reviews and the Works Council consultation in the Netherlands?

A	The regulatory reviews are ongoing.

	-	In the U.S., the Company is working through the Federal Trade Commission (FTC) second request and is in ongoing discussions with the FTC.

	-	In August, the Company completed its filing to the European Commission, and is now awaiting the Commission’s review.

Regarding the Works Council, the requirement of Dutch law relating to the completion of the consultation procedures with Organon BioSciences Works Council in the Netherlands has been met.

The Company continues to expect that it will close the transaction once all the required approvals have been received and no later than the end of 2007.

SCHERING-PLOUGH DISCLOSURE NOTICE: The information in this frequently asked questions document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s plans and strategies; its plans for financing the acquisition of Organon BioSciences; the timing of its debt issuance; its ability to access capital markets; and the timing and conditions of regulatory approvals. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including among other uncertainties, market forces; economic factors such as such as interest rate and exchange rate fluctuations; inaccurate assumptions; the ability to obtain regulatory approvals; and the satisfaction of other customary closing conditions for the Organon BioSciences acquisition. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A, “Risk Factors,” in the company’s second quarter 2007 10-Q.